                                                                     EXHIBIT 5.1

                       [THE WILLIAMS COMPANIES LETTERHEAD]







November 5, 1999




Williams Communications Group, Inc.
One Williams Center
Tulsa, OK  74172

Dear Sirs:



Williams Communications Group, Inc., a Delaware corporation (the "Company"), contemplates filing a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration of Common Stock of the Company, $0.01 par value (the "Common Stock"), and associated Preferred Stock Purchase Rights (the "Rights"), to be issued pursuant to the terms of the Williams Communications Group, Inc. 1999 Stock Plan (the "Plan"), and interests in the following: WilTel Communications, LLC Investment Plan, Williams Ethanol Services, Inc. Savings/Retirement Plan for Hourly Employees, Williams Natural Gas Company Thrift Plan, Williams Pipe Line Company Investment Plan for Hourly Employees, The Williams Investment Plus Plan, and Mid-South PACE Savings and Retirement Plan.



As counsel for the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and legal matters as I deem relevant to the authorization and issuance of the Common Stock and the Rights under the terms of the Plan. Based on such examination, it is my opinion that the Common Stock has been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, and the Rights to which holders of Common Stock issued under the Plan will be entitled, have been duly authorized and when issued in accordance with their terms, will be validly issued.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,


  /s/ SHAWNA L. GEHRES

      Shawna L. Gehres